UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 01, 2016

American Commerce Solutions, Inc.
(Exact name of registrant as specified in its charter)

Florida	33-98682	05-0460102
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1400 Chamber Drive, Bartow, Florida	33830
(address of principal executive offices)	(zip code)

(863) 533-0326

(registrant’s telephone number, including area code)

Not Applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement

On December 01, 2016, we agreed with 3 Sisters Trust/John Keena from whom we acquired Best Way Auto & Truck Rental, Inc. as a wholly owned subsidiary as of March 31, 2016 to rescind the transaction. Our decision to rescind the Best Way Auto & Truck Rental, Inc. acquisition was based upon our completion of due diligence and experience in operation of the business since the date of acquisition. The rescission includes the return to us of 200,000,000 shares of our common stock (which was issued in unissued shares). As a result of the rescission, John Keena and Three Sisters Trust and its principals have no interest in us.

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

As a consequence of the rescission described in Item 1.02, above, Frank D. Puissegur, Daniel L. Hefner and Robert Maxwell, Sr., who now constitute our board of directors, control us. Mr. Hefner and Mr. Maxwell also own more than fifty percent of our issued and outstanding common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the rescission described in Item 1.02, above, John Keena, the founder and Chief Executive Officer of Best Way Auto & Truck Rental, Inc., has resigned as one of our directors and as our chief financial officer on December 01, 2016. Frank D. Puissegur, who resigned as one of our directors and as our chief financial officer as part of our acquisition of Best Way Auto & Truck Rental, Inc. has been appointed as a director and reappointed as our chief financial officer, a vacancy in each position resulting from Mr. Kenna’s resignation.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. We will not be filing financial statements of Best Way Auto & Truck Rental, Inc.

(b)	Pro forma financial information. We will not be filing pro forma financial information related to our acquisition of Best Way Auto & Truck Rental, Inc.

(c)	Exhibits. None

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

American Commerce Solutions, Inc.

Dated: December 13, 2016	By:	/s/ Daniel L. Hefner
Daniel L. Hefner
President

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